SCHEDULE 13G

                 Information to be included in Statements Filed
                    Pursuant to Rules 13d-1(b) (c), and (d)
             and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                               (Amendment No. 4)*


                           MILESTONE SCIENTIFIC, INC.
- -----------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK $.001 PAR VALUE
- -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    59935P100
- -----------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2003
- -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of the Statement)

        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

               [x] Rule 13d-1(b)
               [x] Rule 13d-1(c)
               [ ] Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Continued of following page(s))
                                    Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 16115Q-10-0                                          Page 2 of 6 Pages
- ------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Robert Gintel Florida Intangible Tax Trust
                 Tax ID####-##-####
- ------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

	(a)     [ ]

        (b)     [X] Disclaims any membership in a group

- ------------------------------------------------------------------------------
3)       SEC USE ONLY


- ------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

- -----------------------------------------------------------------------------
                         5)     SOLE VOTING POWER
                                  			730,000 Shares
         NUMBER          ------------------------------------------------------
         OF        6)  SHARED VOTING POWER        0 Shares
         SHARES
         BENEFICIALLY    ------------------------------------------------------
         OWNED BY        7)     SOLE DISPOSITIVE POWER
         EACH                    			730,000 Shares
         REPORTING       -----------------------------------------------------
         PERSON          8)     SHARED DISPOSITIVE POWER
         WITH                                             0

- ----------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                730,000 Shares

- --------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *                                                  [x]

- --------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.00%

- -------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  00 (Florida Tax Trust)
- -------------------------------------------------------------------------
         *Excludes: (1) 110,000 shares owned by Barbara Gintel Florida
           Intangible Tax Trust.

                                  SCHEDULE 13G

CUSIP No. 16115Q-10-0                                         Page 3 of 6 Pages
- -----------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 GINTEL ASSET MANAGEMENT, INC.
                 IRS #06-0871969
- -----------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

	(a)     [ ]

        (b)     [X] Gintel Asset Management, Inc. disclaims any membership in a
		    group

- ----------------------------------------------------------
3)       SEC USE ONLY


- ----------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut

- -----------------------------------------------------------------------------
                         5)     SOLE VOTING POWER
                                  			0 Shares
         NUMBER          ------------------------------------------------------
         OF           6)    SHARED VOTING POWER                        0 Shares
         SHARES
         BENEFICIALLY    -----------------------------------------------------
         OWNED BY        7)     SOLE DISPOSITIVE POWER
         EACH                    			0 Shares
         REPORTING       -----------------------------------------------------
         PERSON          8)     SHARED DISPOSITIVE POWER
         WITH                                      0

- ---------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                0 Shares

- ---------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *                                                  [x]

- ----------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0%

- ----------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IA
- ----------------------------------------------------------------------------
         *Excludes: 730,000 shares beneficially owned by the other reporting
		    person, Robert Gintel Florida Intangible Tax Trust.

SCHEDULE 13G

Item 1   (a)      Name of Issuer:  MILESTONE SCIENTIFIC, INC.

                  (b)      Address of Issuer's Principal Executive Offices:
                                      220 SOUTH ORANGE AVENUE
                                      LIVINGSTON, NJ 07039

Item 2   (a)      Name of Person Filing: This statement is being filed by (1)
                  Gintel Asset Management, Inc. and (2) Robert Gintel Florida
		  Intangible Tax Trust (the "Trust").


         (b)      Address of Principal Business Office:
                                       6 GREENWICH OFFICE PARK
                                       GREENWICH, CT 06831

				       and Robert Gintel Florida Intangible
				       Tax Trust, 6 Greenwich Office Park
                                       Greenwich, CT 06831

         (c) Citizenship: Gintel Asset Management Inc. is a Connecticut Corporation and Robert Gintel Florida Intangible Tax Trust is a Florida Trust

         (d)      Title of Class of Securities:  COMMON STOCK $.001 PAR VALUE

         (e)      CUSIP Number: 59935P100

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (e)      (X)      Investment Advisor registered under Section 203 of
the Investment Advisors Act of 1940.(Gintel Asset Management, Inc.)

Item 4   Ownership:

          The 730,000 shares attributable to the Trust are owned by the Trust. The Trust is the 100% shareholder of Gintel Asset Management, Inc. Robert M. Gintel is beneficiary of the Trust.

         (a) Amount Beneficially Owned: See responses to Item 9 on the cover pages to this statement on Schedule 13G.

	 (b) Percent of Class: See responses to Item 11 on the cover pages to this statement on Schedule 13G.

         (c)    Number of Shares as to which such person has:

                1. Sole Power to vote or to direct the vote: See responses
		   to Item 5 on the cover pages to this statement on
                   Schedule 13G.

                2. Shared Power to vote or direct the disposition of:
                   See responsesto Item 6 on the cover pages to this
                    statement on Schedule 13G.


                3. Sole  Power to dispose  or to direct  the  disposition
                    of: See responses to Item 7 on the cover pages to this statement on Schedule 13G.



                4. Shared Power to dispose or to direct the disposition of:
                   See responses to Item 8 on the cover pages to this
                    statement on Schedule 13G.

Item 5   (a) Ownership of Five Percent or Less of a Class: N/A

Item 6   (a) Ownership of More than Five Percent on behalf of Another
             Person:  N/A

Item 7   (a) Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company: N/A

Item 8   (a) Identification and Classification of Members of the Group: N/A

Item 9   (a)      Notice of Dissolution of Group:  N/A

Item 10 (a) Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              GINTEL ASSET MANAGEMENT, INC.




                                              Stephen G. Stavrides
                                              ------------------------
                                              By: Stephen G. Stavrides
                                                    President



                                              ROBERT GINTEL FLORIDA INTANGIBLE
                                              TAX TRUST



                                              Stephen G. Stavrides
                                              --------------------------
                                              By: Stephen G. Stavrides, Trustee





DATE: November 7, 2003